EXHIBIT 99.1

[HARTE HANKS LOGO]

News Release

Corporate Headquarters

P.O. Box 269

San Antonio, TX 78291-0269

Phone: (210) 829-9000

Fax: (210) 829-9403

www.harte-hanks.com

FOR IMMEDIATE RELEASE	Media & Financial Contact: Dean Blythe
October 22, 2003	(210) 829-9138
dblythe@harte-hanks.com

HARTE-HANKS REPORTS THIRD QUARTER 2003 EPS INCREASE

OF 8.3% TO 26 CENTS ON REVENUE INCREASES IN BOTH DIRECT

MARKETING AND SHOPPERS

Note: Harte-Hanks will hold a third quarter earnings conference call on October 22, 2003 at 10:00AM CST. The number is 877-679-9045. There will be a replay available shortly after the call through October 29. To access, please call 800-615-3210, pass-code 288142.

SAN ANTONIO, TX — Harte-Hanks, Inc. (NYSE: HHS) today reported third quarter 2003 diluted earnings per share of $0.26, up 8.3% on a revenue increase of 5.7% to $239.4 million. These third quarter 2003 results compare to diluted earnings per share of $0.24 on revenues of $226.5 million in the third quarter of 2002.

The following table presents financial highlights of the company’s operations for the third quarter 2003. Full financial results are attached.

RESULTS FROM OPERATIONS

(In thousands, except per share amounts)	Three Months Ended September 30,
	2003	2002	% Change
Operating revenues	$239,366	$226,466	5.7%
Operating cash flow (1)	45,754	44,655	2.5%
Operating income	38,514	36,656	5.1%
Net income	22,924	22,188	3.3%
Diluted earnings per share	0.26	0.24	8.3%
Diluted shares (weighted average common and common equivalent shares outstanding) (2)	89,571	94,163	-4.9%

(1)	Operating income plus depreciation and amortization of $7.2 million and $8.0 million for 2003 and 2002, respectively.
(2)	Harte-Hanks completed a three-for-two split of its common stock in the form of a 50% stock dividend effective May 30, 2002. All share and per share amounts presented have been adjusted to reflect this three-for-two split.

For the nine months ended September 30, 2003, the company’s revenues were up 2.9% to $688.9 million, operating cash flow decreased 5.3% to $127.8 million, and operating income decreased 4.8% to $104.8 million. Diluted earnings per share for the nine months ended September 30 were $0.69, compared to $0.70 for the 2002 nine-month period.

By presenting operating cash flow and free cash flow, the company intends to provide investors a better understanding of the operating results and underlying trends to measure past and future performance and liquidity. Harte-Hanks evaluates operating performance based on several measures, including operating cash flow and free cash flow, defined as net income plus depreciation and amortization less capital expenditures, as Harte-Hanks believes these are important measures of the operational strength of its business.

Commenting on the quarter, Chief Executive Officer Richard Hochhauser said, “Our people delivered a solid third quarter and we are pleased with the results. Diluted earnings per share for the third quarter were up 8.3% on a revenue increase of 5.7%. While our level of investment in our businesses has purposefully increased significantly this year being up in the third quarter as well as for year-to-date, we still were able to generate $21.4 million of free cash flow in the quarter.”

Discussing the performance of individual business segments, Hochhauser said, “Despite continued uncertainty in the marketplace, this quarter our direct marketing business produced operating income up 10.0% on a 5.0% increase in revenue over prior year. We have not seen year-over-year revenue performance like this since the fourth quarter of 2000, and this is our first year-over-year operating income increase in direct marketing since the first quarter of 2001. In the upcoming fourth quarter of this year, however, the year-over-year revenue comparison versus the fourth quarter of 2002 will be more challenging as our revenue performance in the fourth quarter of 2002 was strong compared to the third quarter of 2002 – up almost 10% sequentially. While we are pleased with our third quarter performance in direct marketing, these comparisons are against the third quarter of 2002 and we publicly stated at that time that we were disappointed in the results of that quarter.”

“Operating income margins in direct marketing improved to 13.3% from 12.7% in the third quarter of 2002, while operating cash flow margins declined to 17.3% from 17.5%. Both the operating income and operating cash flow margins in the 2003 third quarter were negatively affected by the impact and timing of employment related expenses (workers’ comp and healthcare) that we mentioned in our September 22, 2003 press release.”

“Our high-tech/telecom, select markets and healthcare/pharma vertical markets were all up double-digits, while the retail and financial services vertical markets continued to struggle with both down mid-single digits.”

Turning to shopper performance, Hochhauser said, “Shoppers continued to show strong revenue growth, up 6.8% for the quarter driven by ROP (in book advertising), especially real estate related advertising. Employment related advertising increased for the first time since the first quarter of 2001. As with the direct marketing margins, the shopper bottom line was negatively impacted by the employment related expenses – for shoppers, primarily workers’compensation costs in the State of California – with operating income and operating cash flow up only slightly over the third quarter of 2002. Shoppers have shown positive revenue and operating income growth year-over-year in each of the quarters during the past five years, which is especially gratifying given the difficult economic environment in the last few years. We anticipate continued strong revenue performance from shoppers for the remainder of the year, which will be aided in part by the once every six years occurrence of the addition of one extra publication week in the fourth quarter of 2003 (although because of the year-end timing of this additional publication, we expect the revenue associated with this incremental publication to be far below the average weekly revenue).”

Concluding, Hochhauser said, “Earnings per share growth in 2003 over 2002 remains our target and the third quarter results certainly helped us to meet this goal. We remain committed to our people by continuing to invest in our business to better deliver value to our customers and results for all of our stockholders.”

Statements in this release concerning the Company’s business outlook or future financial performance and other statements that are not historical facts are “forward looking statements” as the term is defined under applicable Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those statements. Such risks, uncertainties, and factors include, but are not limited to, public concern over consumer privacy issues, which may lead to enactment of legislation restricting or prohibiting the collection and use of information that is currently legally available, competitive pressures, fluctuations in paper prices and postal rates, and general or regional economic conditions, as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K.

Highlights of the third quarter included:

•	Harte-Hanks expanded its relationship with a large retailer to provide service bureau and database marketing services. Harte-Hanks solution includes Allink®Retail, a results-focused marketing solution that optimizes customer relationships and enables retailers to manage, coordinate and deliver targeted marketing campaigns across all channels with ease and effectiveness.

•	Harte-Hanks signed an agreement with a large automotive company to provide a hosted marketing database to help drive service marketing programs and deliver customer intelligence to the auto concern’s marketing division. Harte-Hanks solution includes Allink®Transact, an open, relational database that integrates different and separate customer data in real time to drive analytical and operational customer relationship management (CRM) programs, strategies, and solutions.

•	Harte-Hanks extended its relationship with a large technology company to provide customer care services on a global basis, provide emergency contingency customer support and a save and retention program for product subscriptions that are expiring. The global support solution services the APAC region.

•	Harte-Hanks entered into an agreement with a regional cruise line to provide a full spectrum of direct marketing services including strategy, creative, list and data, fulfillment and analytics.

•	Harte-Hanks signed a contract with a large state public utility commission to provide a customer care program. Harte-Hanks solution includes running a customer care program helping consumers understand the options they have in selecting an electric service provider and fulfillment delivery to consumers that require additional educational information.

•	Harte-Hanks signed a number of renewals in the third quarter with large technology companies for its CI Technology Database. Harte-Hanks CI Technology Database is the largest and most in-depth business technology database in the world.

•	Harte-Hanks Trillium Software™ announced that Siebel Systems has validated the Trillium Software System® as compliant with the Universal Application Network (UAN) and Universal Customer Master (UCM) architectures. Siebel’s validation of the Trillium Software connectors for UAN and UCM gives Siebel users access to the power and functionality provided by the Trillium Software System® recognized as the leading data quality solution. Additionally, Trillium Software™ was named a leader in data quality software by the META Group, a leading research and consulting firm that focuses on information technology and business transformation strategies.

•	Harte-Hanks announced the availability of Allink®Insurance, a results-focused database marketing solution that combines analytics, marketing strategy and technology in a package tailored specifically for insurance marketers. This best-practice marketing solution, based on 20 years of experience with leading insurance companies in the U.S., sets a new standard for lowering customer acquisition costs, identifying profitable customers, and developing and executing targeted cross-sell and retention programs.

•	Harte-Hanks Shoppers expanded into Bakersfield, California adding 167,000 homes. Additionally, Shoppers South Florida publication, The Flyer, added 66,000 homes to its circulation by expanding into the communities of Pompano Beach and Coconut Creek.

•	Harte-Hanks appointed Judy C. Odom and William F. Farley to the Company’s board of directors bringing board membership to ten directors. Ms. Odom most recently served as chief executive officer of Software Spectrum, Inc. She served in that position until Software Spectrum merged with Level 3 Communications in 2002. Mr. Farley is a banking industry veteran, most recently serving as Vice Chairman at U.S. Bancorp.

•	Harte-Hanks paid a regular cash dividend of 3.0 cents per share on September 15, 2003 to shareholders of record on September 8, 2003.

•	Harte-Hanks purchased 1.4 million shares of its common stock in the third quarter. This leaves approximately 4.5 million shares under its current repurchase authorization.

Harte-Hanks, Inc., San Antonio, TX, is a worldwide, direct and targeted marketing company that provides direct marketing services and shopper advertising opportunities to a wide range of local, regional, national and international consumer and business-to-business marketers. Harte-Hanks Direct Marketing improves the return on its clients’ marketing investment with a range of services organized around five solution points: Construct and update the database — Access the data — Analyze the data — Apply the knowledge — Execute the programs. Experts at each element within this process, Harte-Hanks Direct Marketing is highly skilled at tailoring solutions for each of the vertical markets it serves. Harte-Hanks Shoppers is North America’s largest owner, operator and distributor of shopper publications, with shoppers that are zoned into more than 800 separate editions reaching more than 10 million households in California and Florida each week.

##

For more information, contact: Chief Financial Officer Dean Blythe (210) 829-9138 or e-mail at dblythe@harte-hanks.com.

This release and other information about Harte-Hanks can be found on the World Wide Web at http://www.harte-hanks.com

5